Press Release


                             *FOR IMMEDIATE RELEASE*


    NEW ENGLAND BANCSHARES ANNOUNCES THE COMPLETION OF THE ACQUISITION OF THE
                       APPLE VALLEY BANK & TRUST COMPANY

         Enfield, Connecticut, June 8, 2009 -- New England Bancshares, Inc. (Nasdaq GM: NEBS) (the "Company"), the holding company for New England Bank, announced today the completion of the merger of The Apple Valley Bank & Trust Company with and into New England Bank. New England Bank is the Company's wholly owned banking subsidiary which resulted from the merger of the Company's two banking subsidiaries, Enfield Federal Savings and Loan Association and Valley Bank, effective May 1, 2009. With the addition of the branch offices of The Apple Valley Bank & Trust Company, New England Bank has 15 branches serving the communities of Enfield, Bristol, Ellington, Manchester, Southington, Suffield, Terryville, East Windsor and Windsor Locks, Connecticut. [Eight] of New England Bank's branches operate under the name Enfield Savings Bank, [four] branches operate under the name Valley Bank, and [three] branches will operate under the name Apple Valley Bank.

         "New England Bancshares' acquisition of The Apple Valley Bank & Trust Company is the combination of two financial institutions with deep commitments to their customers and the communities they serve," said David J. O'Connor, President and CEO of New England Bancshares. "The addition of The Apple Valley Bank & Trust Company will enhance and expand our presence in New Haven County and southern Hartford County and is consistent with our disciplined approach to growth."

Forward Looking Statements

Certain statements contained herein are "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks, as described in our SEC filings, and uncertainties, including, but not limited to, those related to the real estate and economic environment, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

New England Bancshares wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. New

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England Bancshares wishes to advise readers that the factors listed above could affect New England Bancshares' financial performance and could cause New England Bancshares' actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. New England Bancshares does not undertake and specifically declines any obligation to publicly release the results of any revisions, which may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.


For further information contact:

David J. O'Connor
President and Chief Executive Officer
New England Bancshares, Inc.
(860) 253-5200